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EXHIBIT 12.1  RATIO OF EARNINGS TO FIXED CHARGES

                                              Nine Months Ended
                                             July 30,    July 31,                        Fiscal Year
                                             --------    -------     ---------------------------------------------------
                                               1995        1994        1994        1993       1992      1991      1990
                                             --------    --------    --------    --------    -------   -------   -------
Income from consolidated companies
   before provision for income taxes
   and cumulative effect of accounting
   change                                    $459,469    $237,422    $334,497    $153,558    $58,925   $40,355   $54,084

Fixed charges:
   Interest expense                            17,161      10,779      15,962      14,206     15,207    13,969     6,717
   Interest component of rent expense (1)      12,622       8,943      11,070       9,021      7,197     5,968     4,344
                                             --------    --------    --------    --------    -------   -------   -------
        Total fixed charges                    29,783      19,722      27,032      23,227     22,404    19,937    11,061

Earnings from consolidated companies
   before income taxes, cumulative effect
   of accounting change and fixed charges    $489,252    $257,144    $361,529    $176,785    $81,329   $60,292   $65,145
                                             --------    --------    --------    --------    -------   -------   -------

Ratio of earnings to fixed charges             16.43x      13.04x      13.37x       7.61x      3.63x     3.02x     5.89x
                                             ========    ========    ========    ========    =======   =======   =======


(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor. Amounts exclude the Company's proportional share of the earnings and fixed charges of the joint venture, which are insignificant.



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